EXHIBIT 10.2

MASTERCARD INCORPORATED
SCHEDULE OF NON-EMPLOYEE DIRECTORS’ ANNUAL COMPENSATION
Effective as of June 26, 2018

Non-employee Directors’ Annual Retainer [1,2,3]
Role		Cash Compensation	Equity Compensation[4]
Chairman of the Board		$180,000	$275,000
Other Non-employee Directors		$100,000	$195,000

Committee Members’ Cash Annual Retainer [2,3]
Role	Audit	Compensation	Nominating
Committee Chairman	$30,000	$25,000	$20,000
Other Committee Members	$15,000	$10,000	$10,000
1 Customary expenses for attending Board and committee meetings are reimbursed and are not included as compensation. The annual retainer and any committee retainer fees are prorated for partial year Board or committee service.
2 Cash compensation is paid in advance in January for the first half of the year and in arrears in December for the second half of the year.
3 Non-employee directors, including the Chairman of the Board, are eligible to defer all or part of their cash compensation into a non-qualified deferred compensation arrangement. Directors who elect to defer cash compensation receive earnings on their deferrals based on investment elections. None of the investment options provides returns considered to be above-market or preferential.
4 Annual stock grants are immediately vested and in the form of restricted stock or deferred stock units under Mastercard’s Amended and Restated 2006 Non-Employee Director Equity Compensation Plan. Each director selects the form of his or her award during an annual election process.

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